Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
July 25, 2019

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2019 SECOND QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — July 25, 2019 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the second quarter ended June 30, 2019.
Consolidated net income available to common stockholders for the second quarter of 2019 was $318.0 million, or $6.08 per diluted common share, compared to $288.7 million, or $5.44 per diluted common share, for the first quarter of 2019 and $237.8 million, or $4.42 per diluted common share, for the second quarter of 2018. Consolidated net income available to common stockholders for the six months ended June 30, 2019 was $606.7 million, or $11.51 per diluted common share, compared to $432.8 million, or $8.05 per diluted common share, for the comparable 2018 period. For the second quarter of 2019, net income attributable to SVB Leerink was $3.9 million, or $0.07 per diluted common share. Net income for the six months ended June 30, 2019 attributable to SVB Leerink was $9.7 million, or $0.18 per diluted common share.
"Our outstanding second quarter results attest to the health of our core business and our ability to execute effectively in a highly competitive environment, with robust client acquisition, solid balance sheet growth, strong credit quality and stable expenses, topped by exceptional warrant and investment gains. While interest rate dynamics continue to pressure net interest income and net interest margin across the industry, we believe our long-term growth strategy, longstanding commitment to innovators and investors, and unique ability to help them drive their businesses forward remain the keys to our continued growth and profitability," said Greg Becker, President and CEO of SVB Financial Group.
Highlights of our second quarter 2019 results (compared to first quarter 2019, unless otherwise noted) included:

•	Average loan balances of $29.4 billion, an increase of $1.0 billion (or 3.6 percent).

•	Period-end loan balances of $29.2 billion, an increase of $0.3 billion (or 1.2 percent).

•	Average fixed income investment securities of $23.1 billion, an increase of $1.0 billion (or 4.7 percent).

•	Period-end fixed income investment securities of $22.8 billion, an increase of $1.0 billion (or 4.6 percent).

•	Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $5.5 billion (or 4.0 percent) to $142.6 billion.

•	Period-end total client funds increased $6.6 billion (or 4.7 percent) to $147.1 billion.

•	Net interest income (fully taxable equivalent basis) of $532.3 million, an increase of $16.5 million (or 3.2 percent).

•	Provision for credit losses of $23.9 million, compared to $28.6 million.

•	Net loan charge-offs of $16.6 million, or 23 basis points of average total gross loans (annualized), compared to $7.6 million, or 11 basis points.

•
Net gains on investment securities of $47.7 million, compared to $29.0 million. Non-GAAP net gains on investment securities, net of noncontrolling interests, were $29.1 million, compared to $25.6 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Net gains on equity warrant assets of $48.3 million, compared to $21.3 million.

•
Noninterest income of $333.8 million, an increase of $53.4 million (or 19.0 percent). Non-GAAP core fee income increased $3.1 million (or 2.0 percent) to $157.3 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Noninterest expense of $383.5 million, an increase of $17.8 million (or 4.9 percent).

•	Effective tax rate of 27.3 percent compared to 27.1 percent.

•
GAAP operating efficiency ratio of 44.43 percent, a decrease of 167 basis points. Non-GAAP core operating efficiency ratio of 45.49 percent, an increase of 78 basis points. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

Second Quarter 2019 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended					Six months ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018
Income statement:
Diluted earnings per common share	$6.08	$5.44	$4.96	$5.10	$4.42	$11.51	$8.05
Net income available to common stockholders	318.0	288.7	266.3	274.8	237.8	606.7	432.8
Net interest income	529.4	512.9	514.5	493.2	466.4	1,042.3	886.3
Provision for credit losses	23.9	28.6	13.6	17.2	29.1	52.5	57.1
Noninterest income	333.8	280.4	186.7	210.1	192.7	614.1	348.2
Noninterest expense	383.5	365.7	307.6	309.4	305.7	749.2	571.2
Non-GAAP core fee income (1)	157.3	154.2	146.0	131.7	123.1	311.6	238.1
Non-GAAP core fee income, including investment banking revenue and commissions (1)	220.5	218.1	146.0	131.7	123.1	438.6	238.1
Non-GAAP noninterest income, net of noncontrolling interests (1)	315.0	277.1	177.9	203.4	183.2	592.1	325.7
Non-GAAP noninterest expense, net of noncontrolling interests (1)	383.4	365.3	307.4	309.3	305.5	748.6	571.0
Fully taxable equivalent:
Net interest income (1) (2)	$532.3	$515.8	$517.4	$496.1	$468.5	$1,048.1	$889.7
Net interest margin	3.68%	3.81%	3.69%	3.62%	3.59%	3.74%	3.49%
Balance sheet:
Average total assets	$60,700.5	$57,528.4	$57,592.3	$56,465.0	$54,420.6	$59,123.2	$53,399.6
Average loans, net of unearned income	29,406.6	28,388.1	27,477.0	26,331.4	24,858.5	28,900.2	24,335.8
Average available-for-sale securities	8,205.3	6,870.2	8,793.7	9,589.9	10,048.4	7,541.4	10,396.5
Average held-to-maturity securities	14,922.6	15,224.0	15,691.1	15,916.7	15,112.2	15,072.4	14,178.4
Average noninterest-bearing demand deposits	38,117.9	38,222.7	40,106.9	40,625.8	39,814.5	38,170.0	38,887.8
Average interest-bearing deposits	14,844.3	11,491.5	8,980.3	8,466.5	8,157.5	13,177.2	8,156.4
Average total deposits	52,962.2	49,714.2	49,087.2	49,092.2	47,972.0	51,347.2	47,044.2
Average short-term borrowings	189.0	353.4	1,580.0	745.2	121.1	270.7	116.6
Average long-term debt	696.8	696.6	696.3	696.1	695.8	696.7	695.7
Period-end total assets	63,773.7	60,160.3	56,928.0	58,139.7	55,867.7	63,773.7	55,867.7
Period-end loans, net of unearned income	29,209.6	28,850.4	28,338.3	27,494.9	25,996.2	29,209.6	25,996.2
Period-end available-for-sale securities	7,940.3	6,755.1	7,790.0	9,087.6	9,593.4	7,940.3	9,593.4
Period-end held-to-maturity securities	14,868.8	15,055.3	15,487.4	15,899.7	15,898.3	14,868.8	15,898.3
Period-end non-marketable and other equity securities	1,079.7	975.0	941.1	896.2	852.5	1,079.7	852.5
Period-end noninterest-bearing demand deposits	39,331.5	39,278.7	39,103.4	40,473.8	40,593.3	39,331.5	40,593.3
Period-end interest-bearing deposits	16,279.1	13,048.5	10,225.5	8,122.3	8,294.0	16,279.1	8,294.0
Period-end total deposits	55,610.5	52,327.2	49,328.9	48,596.1	48,887.3	55,610.5	48,887.3
Period-end short-term borrowings	24.3	14.5	631.4	2,631.3	417.2	24.3	417.2
Period-end long-term debt	697.0	696.7	696.5	696.2	696.0	697.0	696.0
Off-balance sheet:
Average client investment funds	$89,651.8	$87,414.3	$85,038.8	$79,560.8	$71,311.5	$88,533.0	$67,844.6
Period-end client investment funds	91,495.4	88,181.7	85,983.8	82,085.0	75,773.7	91,495.4	75,773.7
Total unfunded credit commitments	20,952.1	20,267.5	18,913.0	18,539.5	18,728.4	20,952.1	18,728.4
Earnings ratios:
Return on average assets (annualized) (3)	2.10%	2.04%	1.83%	1.93%	1.75%	2.07%	1.63%
Return on average SVBFG stockholders’ equity (annualized) (4)	23.29	22.16	20.61	22.46	20.82	22.74	19.51
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.03%	1.03%	0.99%	1.03%	1.10%	1.03%	1.10%
Allowance for loan losses for performing loans as a % of total gross performing loans	0.85	0.83	0.86	0.86	0.90	0.85	0.90
Gross loan charge-offs as a % of average total gross loans (annualized)	0.36	0.13	0.28	0.33	0.25	0.25	0.21

Net loan charge-offs as a % of average total gross loans (annualized)	0.23	0.11	0.20	0.30	0.22	0.17	0.18
Other ratios:
GAAP operating efficiency ratio (5)	44.43%	46.10%	43.87%	44.00%	46.39%	45.23%	46.27%
Non-GAAP core operating efficiency ratio (1)	45.49	44.71	45.42	48.35	50.40	45.11	49.45
Total cost of deposits (annualized) (6)	0.36	0.23	0.09	0.06	0.05	0.29	0.04
SVBFG CET 1 risk-based capital ratio	12.92	12.89	13.41	13.28	12.92	12.92	12.92
Bank CET 1 risk-based capital ratio	12.50	12.35	12.41	11.98	11.76	12.50	11.76
SVBFG total risk-based capital ratio	13.97	13.94	14.45	14.34	14.03	13.97	14.03
Bank total risk-based capital ratio	13.44	13.29	13.32	12.91	12.72	13.44	12.72
SVBFG tier 1 leverage ratio	8.82	9.10	9.06	8.99	8.81	8.82	8.81
Bank tier 1 leverage ratio	8.17	8.38	8.10	7.82	7.72	8.17	7.72
Period-end loans, net of unearned income, to deposits ratio	52.53	55.13	57.45	56.58	53.18	52.53	53.18
Average loans, net of unearned income, to average deposits ratio	55.52	57.10	55.98	53.64	51.82	56.28	51.73
Book value per common share (7)	$107.72	$102.11	$97.29	$92.48	$87.53	$107.72	$87.53
Other statistics:
Average full-time equivalent ("FTE") employees	3,287	3,228	2,873	2,778	2,591	3,257	2,545
Period-end full-time equivalent ("FTE") employees	3,314	3,250	2,900	2,836	2,626	3,314	2,626

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to the most closely related GAAP measures is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21.0 percent. The taxable equivalent adjustments were $2.9 million for the quarter ended June 30, 2019, $2.9 million for the quarter ended March 31, 2019, $3.0 million for the quarter ended December 31, 2018, $2.9 million for the quarter ended September 30, 2018 and $2.0 million for the quarter ended June 30, 2018. The taxable equivalent adjustments were $5.8 million and $3.4 million for the six months ended June 30, 2019 and June 30, 2018, respectively.

(3)	Ratio represents annualized consolidated net income available to common stockholders divided by average assets.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by average SVB Financial Group ("SVBFG") stockholders’ equity.

(5)	Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.

(6)	Ratio represents annualized total cost of deposits and is calculated by dividing interest expense from deposits by average total deposits.

(7)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.
Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $532.3 million for the second quarter of 2019, compared to $515.8 million for the first quarter of 2019. The $16.5 million increase from the first quarter of 2019 to the second quarter of 2019, was attributable primarily to the following:

•
An increase in interest income from loans of $19.9 million to $414.1 million for the second quarter of 2019. The increase was reflective primarily of the impact of $1.0 billion in average loan growth, higher loan fees and $4.1 million from the impact of one additional day in the second quarter of 2019. Overall loan yields increased 2 basis points to 5.65 percent, driven primarily by an 8 basis point increase in our loan fee yields reflective of an increase in the level of loan prepayments and a 3 basis point increase resulting from nonperforming loan interest recoveries, offset by a decrease in gross loan yields of 9 basis points, driven by competition and the continued shift in the mix of our total loan portfolio into our lower yielding private equity/venture capital loans,

•
An increase in interest income from our fixed income investment securities of $7.7 million to $148.2 million for the second quarter of 2019. The increase was reflective primarily of higher average fixed income securities of $1.0 billion during the second quarter of 2019,

•	An increase of $7.1 million in interest income from short-term investment securities reflective primarily of a $0.9 billion increase in average interest-earning Federal Reserve cash balances, and

•
A $19.2 million increase in interest paid on our interest-bearing deposits due to a $3.4 billion increase in average interest-bearing deposits as well as continued market rate adjustments on our interest-bearing deposits through the second quarter of 2019.

Net interest margin, on a fully taxable equivalent basis, was 3.68 percent for the second quarter of 2019, compared to 3.81 percent for the first quarter of 2019. Our net interest margin decreased primarily due to increases in interest yields on our money market deposits reflective of continued market rate adjustments through the second quarter of 2019.
For the second quarter of 2019, approximately 92 percent, or $26.8 billion, of our average gross loans were variable-rate loans that adjust at prescribed measurement dates. Of our variable-rate loans, approximately 66 percent are tied to prime-lending rates and 34 percent are tied to LIBOR.
Investment Securities

Our investment securities portfolio is comprised of: (i) our available-for-sale ("AFS") and held-to-maturity ("HTM") securities portfolios, each consisting of fixed income investments which are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and addressing our asset/liability management objectives; and (ii) our non-marketable and other equity securities portfolio, which represents primarily investments managed as part of our funds management business as well as public equity securities held as a result of equity warrant assets exercised. Our total average fixed income investment securities portfolio increased $1.0 billion, or 4.7 percent, to $23.1 billion for the quarter ended June 30, 2019. Our total period-end fixed income investment securities portfolio increased $1.0 billion, or 4.6 percent, to $22.8 billion at June 30, 2019. The weighted-average duration of our fixed income investment securities portfolio was 3.5 years at June 30, 2019, and 3.7 years at March 31, 2019. Our period-end non-marketable and other equity securities portfolio increased $104.8 million to $1.1 billion ($931.5 million net of noncontrolling interests) at June 30, 2019.

Available-for-Sale Securities

Average AFS securities were $8.2 billion for the second quarter of 2019 compared to $6.9 billion for the first quarter of 2019. Period-end AFS securities were $7.9 billion at June 30, 2019 compared to $6.8 billion at March 31, 2019. The increases in average and period-end AFS security balances from the first quarter of 2019 to the second quarter of 2019 were due to purchases of $2.3 billion of U.S. Treasury securities and mortgage backed securities, partially offset by $1.3 billion in portfolio pay downs, sales and maturities. In connection with our ongoing treasury management objectives, we sold approximately $1.0 billion of AFS securities, consisting primarily of agency notes during the second quarter of 2019, resulting in $0.3 million in pre-tax losses. The weighted-average duration of our AFS securities portfolio was 2.6 years at June 30, 2019 and 2.2 years at March 31, 2019.

Held-to-Maturity Securities

Average HTM securities were $14.9 billion for the second quarter of 2019, compared to $15.2 billion for the first quarter of 2019. Period-end HTM securities were $14.9 billion at June 30, 2019 compared to $15.1 billion and March 31, 2019. The decreases in average and period-end HTM security balances from the first quarter of 2019 to the second quarter of 2019 were due primarily to $0.5 billion in portfolio pay downs and maturities, partially offset by the purchase of $0.3 billion of securities. The weighted-average duration of our HTM securities portfolio was 4.0 years at June 30, 2019 and 4.4 years at March 31, 2019.

Non-Marketable and Other Equity Securities

Our non-marketable and other equity securities portfolio increased $104.8 million to $1.1 billion ($931.5 million net of noncontrolling interests) at June 30, 2019, compared to $975.0 million ($840.8 million net of noncontrolling interests) at March 31, 2019. The increase was primarily attributable to net new investments within our qualified housing projects portfolio of $54.1 million, net gains on investment securities of $47.7 million and an increase in equity securities from exercised equity warrant assets of $35.6 million, offset by distributions from our fund investments. Reconciliations of our non-GAAP non-marketable and other equity securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans (net of unearned income) increased by $1.0 billion to $29.4 billion for the second quarter of 2019, compared to $28.4 billion for the first quarter of 2019. Period-end loans (net of unearned income) increased by $0.3 billion to $29.2 billion at June 30, 2019, compared to $28.9 billion at March 31, 2019. Average and period-end loan growth came primarily from our private equity/venture capital portfolio as well as from our private bank portfolio.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million remained flat at $14.8 billion or 50.5 percent of total gross loans at June 30, 2019, as compared to $14.8 billion or 50.9 percent of total gross loans at March 31, 2019. Further details are provided under the section “Loan Concentrations."
Credit Quality

The following table provides a summary of our allowance for loan losses and our allowance for unfunded credit commitments:

	Three months ended			Six months ended
(Dollars in thousands, except ratios)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Allowance for loan losses, beginning balance	$300,151	$280,903	$274,294	$280,903	$255,024
Provision for loan losses	19,148	25,821	27,656	44,969	54,652
Gross loan charge-offs	(26,435)	(9,000)	(15,428)	(35,435)	(26,015)
Loan recoveries	9,820	1,425	1,926	11,245	3,714
Foreign currency translation adjustments	(796)	1,002	(1,739)	206	(666)
Allowance for loan losses, ending balance	$301,888	$300,151	$286,709	$301,888	$286,709
Allowance for unfunded credit commitments, beginning balance	57,970	55,183	52,823	55,183	51,770
Provision for unfunded credit commitments	4,798	2,730	1,424	7,528	2,400
Foreign currency translation adjustments	(104)	57	(143)	(47)	(66)
Allowance for unfunded credit commitments, ending balance (1)	$62,664	$57,970	$54,104	$62,664	$54,104
Ratios and other information:
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.26%	0.36%	0.42%	0.31%	0.42%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.36	0.13	0.25	0.25	0.21
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.23	0.11	0.22	0.17	0.18
Allowance for loan losses as a percentage of period-end total gross loans	1.03	1.03	1.10	1.03	1.10
Provision for credit losses	$23,946	$28,551	$29,080	$52,497	$57,052
Period-end total gross loans	29,370,403	29,020,519	26,160,782	29,370,403	26,160,782
Average total gross loans	29,568,968	28,555,655	25,014,587	29,065,111	24,488,608
Allowance for loan losses for nonaccrual loans	53,067	61,225	53,677	53,067	53,677
Nonaccrual loans	96,641	133,623	124,842	96,641	124,842

(1)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”
Our allowance for loan losses increased $1.7 million to $301.9 million due primarily to an increase in our performing loan reserves of $9.9 million, mostly offset by a decrease in reserves for nonaccrual loans of $8.2 million. The increase in our performing reserves was driven primarily by the overall growth in loans during the quarter as well as the continued change in the mix of the overall loan portfolio. The $8.2 million decrease in the reserves for nonaccrual loans was driven primarily by the repayment of one large loan in our software portfolio and one large loan charge-off. As a percentage of total gross loans, our allowance for loan losses remained flat at 1.03 percent at both June 30, 2019 and March 31, 2019.

Our provision for credit losses was $23.9 million for the second quarter of 2019, consisting of the following:

•
A provision for loan losses of $19.1 million, driven primarily by an increase of $7.5 million for our performing loans, $10.9 million for net new nonaccrual loans, $7.3 million for charge-offs not specifically reserved for and $3.2 million in additional reserves for period-end loan growth, partially offset by recoveries of $9.8 million, and

•	A provision for unfunded credit commitments of $4.8 million, driven primarily by growth in unfunded credit commitments of $0.7 billion.
Gross loan charge-offs were $26.4 million for the second quarter of 2019, of which $7.3 million was not specifically reserved for at March 31, 2019. Gross loan charge-offs were primarily driven by a $13.1 million charge-off for one mid-

stage life science/healthcare portfolio client previously included in our nonaccrual loan portfolio. The remaining charge-offs came primarily from our early-stage clients.

Nonaccrual loans were $96.6 million at June 30, 2019, compared to $133.6 million at March 31, 2019. Our nonaccrual loan balance decreased $37.0 million primarily driven by $57.5 million in repayments and $19.0 million in charge-offs, partially offset by $39.5 million in new loans. The $57.5 million in repayments were primarily driven by $43.5 million related to two large loans in our software portfolio. Charge-offs were primarily driven by $12.9 million for one mid-stage life sciences/healthcare client as noted above. New nonaccrual loans consisted primarily of two software clients and one life science/healthcare client. Nonaccrual loans as a percentage of total gross loans decreased to 0.33 percent for the second quarter of 2019 compared to 0.47 percent for the first quarter of 2019.

The allowance for loan losses for nonaccrual loans decreased $8.2 million to $53.1 million in the second quarter of 2019. The decrease was due to loan repayments and charge-offs noted above. New nonaccrual loan reserves were mostly attributable to the two software clients and one life science/healthcare client noted above.
Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $142.6 billion for the second quarter of 2019, compared to $137.1 billion for the first quarter of 2019, an increase of $5.5 billion, or 4.0 percent. Period-end total client funds were $147.1 billion at June 30, 2019, compared to $140.5 billion at March 31, 2019, an increase of $6.6 billion, or 4.7 percent.

Average off-balance sheet client investment funds were $89.7 billion for the second quarter of 2019, compared to $87.4 billion for the first quarter of 2019. Average on-balance sheet deposits were $53.0 billion for the second quarter of 2019 and $49.7 billion for the first quarter of 2019. Period-end off-balance sheet client investment funds were $91.5 billion at June 30, 2019, compared to $88.2 billion at March 31, 2019. Period-end on-balance sheet deposits were $55.6 billion at June 30, 2019, compared to $52.3 billion at March 31, 2019.

The increase in our average and period-end total client funds from the first quarter of 2019 to the second quarter of 2019 was reflective of growth in both on-balance sheet deposits and off-balance sheet client investment funds across various portfolio segments. The leading contributors were our technology and life science/healthcare client portfolios, attributable primarily to a healthy equity funding environment and robust IPO and SPO markets as well as continued healthy new client acquisition.
In addition, we saw a continued shift in the mix of our on-balance sheet deposits with growth in our interest-bearing deposits reflective of our deposit strategy focused on our clients' needs as well as our initiatives to increase on-balance sheet deposits. This included the introduction of new interest-bearing deposit products and market rate adjustments to existing interest-bearing deposit offerings during the second quarter. Average noninterest-bearing demand deposits as a percentage of total average on-balance sheet deposits decreased to 72 percent for the second quarter of 2019, compared to 77 percent in the first quarter of 2019, with a corresponding increase in average interest-bearing deposits to 28 percent, compared to 23 percent.
Noninterest Income

Noninterest income was $333.8 million for the second quarter of 2019, compared to $280.4 million for the first quarter of 2019. Non-GAAP noninterest income, net of noncontrolling interests was $315.0 million for the second quarter of 2019, compared to $277.1 million for the first quarter of 2019. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures.")

The increase of $53.4 million ($37.9 million net of noncontrolling interests) in noninterest income from the first quarter of 2019 to the second quarter of 2019 was attributable primarily to higher net gains on investment securities and equity warrant assets as well as non-GAAP core fee income. Items impacting noninterest income for the second quarter of 2019 were as follows:

Net gains on investment securities
Net gains on investment securities of $47.7 million for the second quarter of 2019, compared to $29.0 million for the first quarter of 2019. Net of noncontrolling interests, non-GAAP net gains on investment securities were $29.1 million for the second quarter of 2019, compared to net gains of $25.6 million for the first quarter of 2019. Non-GAAP net gains, net of noncontrolling interests, of $29.1 million for the second quarter of 2019 were driven by the following:

•	Gains of $15.5 million from managed funds of funds portfolio, related primarily to net unrealized valuation increases in the public company investments held by the funds in the portfolio, and

•	Gains of $7.3 million from our strategic and other investments, comprised primarily of net unrealized valuation increases in private and public companies held in our strategic venture capital funds.
The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests, for the three months ended June 30, 2019 and March 31, 2019, respectively:

	Three months ended June 30, 2019
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities	Sales of AFS Debt Securities	Debt Funds	Strategic and Other Investments	SVB Leerink	Total
GAAP gains (losses) on investment securities, net	$32,335	$4,101	$444	$(275)	$1,342	$7,311	$2,440	$47,698
Less: income attributable to noncontrolling interests, including carried interest allocation	16,852	1,711	—	—	—	—	35	18,598
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$15,483	$2,390	$444	$(275)	$1,342	$7,311	$2,405	$29,100

	Three months ended March 31, 2019
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities	Sales of AFS Debt Securities	Debt Funds	Strategic and Other Investments	SVB Leerink	Total
GAAP gains (losses) on investment securities, net	$6,229	$(634)	$9,636	$(3,630)	$—	$15,002	$2,425	$29,028
Less: income (loss) attributable to noncontrolling interests, including carried interest allocation	3,745	(309)	—	—	—	—	—	3,436
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$2,484	$(325)	$9,636	$(3,630)	$—	$15,002	$2,425	$25,592

Net gains on equity warrant assets

Net gains on equity warrant assets were $48.3 million for the second quarter of 2019, compared to $21.3 million for the first quarter of 2019. Net gains on equity warrant assets for the second quarter of 2019 were attributable primarily to net gains from exercises of $40.2 million driven by healthy gains from IPO activity and $9.2 million of valuation increases in our private company warrant portfolio driven by healthy funding rounds.

At June 30, 2019, we held warrants in 2,173 companies with a total fair value of $158.0 million. Warrants in 22 companies each had fair values greater than $1.0 million and collectively represented $51.8 million, or 32.8 percent, of the fair value of the total warrant portfolio at June 30, 2019.
The following table provides a summary of our net gains on equity warrant assets:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Equity warrant assets:
Gains on exercises, net	$40,226	$5,482	$8,875	$49,180	$20,509
Terminations	(1,045)	(415)	(826)	(1,884)	(1,726)
Changes in fair value, net	9,166	16,238	11,012	22,356	19,469
Total net gains on equity warrant assets	$48,347	$21,305	$19,061	$69,652	$38,252
The gains (or losses) from investment securities from our nonmarketable and other equity securities portfolio as well as our equity warrant assets resulting from changes in valuations (fair values) are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity, and legal and contractual restrictions on our ability to sell the underlying securities.
Non-GAAP core fee income including investment banking revenue and commissions
Non-GAAP core fee income (client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit and standby letters of credit fees) increased $3.1 million to $157.3 million for the second quarter of 2019, compared to $154.2 million for the first quarter of 2019. Non-GAAP core fee income including investment banking revenue and commissions increased $2.4 million to $220.5 million for the second quarter of 2019, compared to $218.1 million for the first quarter of 2019.
The following table provides a summary of our non-GAAP core fee income:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Non-GAAP core fee income:
Client investment fees	$45,744	$44,482	$29,452	$90,226	$52,327
Foreign exchange fees	38,506	38,048	34,077	76,554	67,904
Credit card fees	28,790	27,483	22,926	56,273	44,618
Deposit service charges	22,075	20,939	18,794	43,014	36,493
Lending related fees	11,213	13,937	9,528	25,150	20,263
Letters of credit and standby letters of credit fees	11,009	9,354	8,347	20,363	16,529
Total Non-GAAP core fee income	$157,337	$154,243	$123,124	$311,580	$238,134
Investment banking revenue	48,694	49,795	—	98,489	—
Commissions	14,429	14,108	—	28,537	—
Total Non-GAAP core fee income including investment banking revenue and commissions	$220,460	$218,146	$123,124	$438,606	$238,134

Non-GAAP core fee income increased from the first quarter of 2019 to the second quarter of 2019 from a majority of core fee areas with growth in letters of credit and standby letters of credit fees, client investment fees and credit card fees, partially offset by a decrease in lending related fees. Letters of credit and standby letters of credit fees increased $1.7 million primarily due to an increase in volume of standby letters of credit issuances. Client investment fees increased $1.3 million driven by higher fees reflective of the increases in client investment fund balances as well as the impact of one additional day in the second quarter of 2019. Credit card fees increased $1.3 million due primarily to an increase in interchange rates as well as transaction volume. The decrease of $2.7 million in lending related fees was due to a decrease in unused commitment fees resulting from increased utilization and lower syndication fee income.
Investment banking revenue was $48.7 million, driven by $42.6 million from public equity underwriting fees, $5.3 million from M&A transactions and $0.8 million from private placements. Commissions of $14.4 million were driven by client trading activity, consistent with market volumes.
Reconciliations of our non-GAAP noninterest income, non-GAAP net gains on investment securities and non-GAAP core fee income are provided under the section “Use of Non-GAAP Financial Measures.”
Noninterest Expense

Noninterest expense was $383.5 million for the second quarter of 2019, compared to $365.7 million for the first quarter of 2019. The increase of $17.8 million in noninterest expense consisted primarily of an increase in our total compensation and benefits expense as well as professional services expense in the second quarter of 2019 compared to the first quarter of 2019.

The following table provides a summary of our compensation and benefits expense:

	Three months ended			Six months ended
(Dollars in thousands, except employees)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Compensation and benefits:
Salaries and wages	$105,799	$101,200	$76,831	$206,999	$149,870
Incentive compensation plans	71,492	69,389	52,473	140,881	94,862
Employee stock ownership plan ("ESOP")	1,084	1,163	1,909	2,247	3,153
Other employee incentives and benefits (1)	64,797	66,309	50,742	131,106	99,876
Total compensation and benefits	$243,172	$238,061	$181,955	$481,233	$347,761
Period-end full-time equivalent employees	3,314	3,250	2,626	3,314	2,626
Average full-time equivalent employees	3,287	3,228	2,591	3,257	2,545

(1)
Other employee incentives and benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant incentive and retention plans, agency fees and other employee-related expenses.

The $5.1 million increase in total compensation and benefits expense consists primarily of the following:

•
An increase of $4.6 million in salaries and wages, reflective primarily of the full-quarter impact from merit increases effective towards the end of the first quarter of 2019, one additional working day in the second quarter of 2019 and an increase in the number of average full-time equivalent employees ("FTE") by 59 to 3,287 FTEs for the second quarter of 2019,

•	An increase of $2.1 million in incentive compensation expense attributable primarily to the increase in our incentive accruals as a result of our 2019 full-year projected financial performance, and

•
A decrease of $1.5 million in other employee incentives and benefits reflective primarily of the seasonal expenses incurred in the first quarter of 2019 related to employer matching contributions to the 401(k) plan.

Professional services expense increased $3.8 million, reflective of increased consulting fees during the second quarter of 2019 associated with increased project spend to support our global infrastructure initiatives.
Income Tax Expense
Our effective tax rate was 27.3 percent for the second quarter of 2019, compared to 27.1 percent for the first quarter of 2019. Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests.
Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net interest income (1)	$(16)	$(11)	$(10)	$(27)	$(19)
Noninterest income (1)	(12,406)	(2,270)	(7,856)	(14,676)	(17,378)
Noninterest expense (1)	168	379	227	547	195
Carried interest allocation (2)	(6,330)	(978)	(1,589)	(7,308)	(5,091)
Net income attributable to noncontrolling interests	$(18,584)	$(2,880)	$(9,228)	$(21,464)	$(22,293)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.

Net income attributable to noncontrolling interests was $18.6 million for the second quarter of 2019, compared to $2.9 million for the first quarter of 2019. Net income attributable to noncontrolling interests of $18.6 million for the second quarter of 2019 was primarily a result of net gains on investment securities (including carried interest allocation) from our managed funds of funds portfolio, related primarily to net unrealized valuation increases for public company investments held by the funds in the portfolio.
SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $0.3 billion to $5.6 billion at June 30, 2019, compared to $5.3 billion at March 31, 2019, due to net income of $318.0 million, an increase in accumulated other comprehensive income of $96.6 million reflective primarily of a $119.2 million ($86.0 million net of tax) increase in the fair value of our AFS securities portfolio driven by decreases in period-end market interest rates and an increase in additional paid-in capital of $27.4 million reflective primarily of amortization of share-based compensation as well as common stock issued under our share-based compensation plans. The increases were partially offset by a $230.8 million decrease in SVBFG stockholders' equity related to the repurchase of our outstanding common stock.

Stock Repurchase Program
During the three months ended June 30, 2019, we repurchased and retired 1.0 million shares of our common stock totaling $230.8 million in connection with our stock repurchase program, compared to 0.5 million shares totaling $116.0 million for the three months ended March 31, 2019. At June 30, 2019, $6.1 million remained available for repurchases under the stock repurchase program. The $500.0 million stock repurchase program was completed on July 1, 2019.

Capital Ratios

Our regulatory risk-based capital ratios increased as of June 30, 2019, compared to the same ratios as of March 31, 2019, primarily as a result of a proportionally higher increase in capital relative to the increase in our risk-weighted assets. The increase in capital reflected an increase in retained earnings from net income and an increase in our accumulated other comprehensive income, reflective of the increase in the valuation of our AFS securities at June 30, 2019, partially offset by the repurchase of our common stock. The increase in risk-weighted assets was due primarily to loan growth during the second quarter of 2019 as well as increases in cash held at depository institutions, unfunded credit commitments, other assets and private equity funds.
The tier 1 leverage ratios of both SVB Financial Group and Silicon Valley Bank (the "Bank") decreased as of June 30, 2019, compared to March 31, 2019, primarily as a result of a proportionally higher increase in our average assets relative to the increase in our tier 1 capital. The increase in our average assets were due to quarterly average increases in investment securities, loans and cash and cash equivalents. The increase in tier 1 capital was due to net income, partially offset by the repurchase of our common stock.
Overall, increases to the Bank's risk-based capital ratios were partially offset by a $130.0 million cash dividend paid by the Bank to our bank holding company, SVB Financial Group, during the second quarter of 2019.
All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for details.

Outlook for the Year Ending December 31, 2019

Our outlook for the year ending December 31, 2019 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. Except for the items noted below, we do not provide an outlook for certain items (such as gains or losses from warrants and investment securities) where the timing or financial impact are uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. Also, as a result of our acquisition of SVB Leerink, we have included guidance for Core Fee Income including Investment Banking Revenue and Commissions and Noninterest Expense inclusive of SVB Leerink's expected full year results as part of the Company.

The outlook and the underlying assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the full year ending December 31, 2019, compared to our full year 2018 results, we currently expect the following outlook: (Note that the outlook below includes: (i) the expected full year impact of the four increases of the target Federal Funds rate by the Federal Reserve of 25 basis points each as well as the increases in the 1- and 3- month LIBOR rates during 2018, and no assumptions about any further Federal Funds or LIBOR rate changes during 2019, and (ii) management updates to certain 2019 outlook metrics we previously disclosed on April 25, 2019.)

	Current full year 2019 outlook compared to 2018 results (as of July 25, 2019)	Change in outlook compared to outlook reported as of April 25, 2019
Average loan balances	Increase at a percentage rate in the mid-teens	No change from previous outlook
Average deposit balances	Increase at a percentage rate in the low double digits	Outlook increased to low double digits from previous outlook of high single digits
Net interest income (1)	Increase at a percentage rate in the low teens	Outlook decreased to low teens from previous outlook of mid-teens
Net interest margin (1)	Between 3.60% and 3.70%	Outlook decreased to between 3.60% and 3.70% from previous outlook of between 3.70% and 3.80%
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2018 levels	No change from previous outlook
Net loan charge-offs	Between 0.20% and 0.40% of average total gross loans	No change from previous outlook
Nonperforming loans as a percentage of total gross loans	Between 0.30% and 0.50% of total gross loans	No change from previous outlook
Core fee income (client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit fees) (2)	Increase at a percentage rate in the low twenties	No change from previous outlook
Noninterest expense (excluding expenses related to noncontrolling interests) (3) (4)	Increase at a percentage rate in the low teens	No change from previous outlook
Effective tax rate (5)	Between 26.0% and 28.0%	No change from previous outlook
	Current full year 2019 outlook compared to 2018 results, including expected results of SVB Leerink reflective of the completed acquisition on January 4, 2019	Change in outlook compared to outlook reported as of April 25, 2019
Core fee income (client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit fees) including investment banking revenue and commissions (2) (6)
	Increase at a percentage rate in the low seventies	No change from previous outlook
Noninterest expense (excluding expenses related to noncontrolling interests) including SVB Leerink's noninterest expenses (3) (4) (6)	Increase at a percentage rate in the mid-thirties	No change from previous outlook

(1)
Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.

(2)
Core fee income is a non-GAAP measure, which represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income to GAAP noninterest income for fiscal 2019 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(3)
Noninterest expense (excluding expenses related to noncontrolling interests) is a non-GAAP measure, which represents noninterest expense, but excludes expenses attributable to noncontrolling interests. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP noninterest expense (excluding expenses related to noncontrolling interests) to GAAP noninterest expense for fiscal 2019 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(4)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

(5)
Our outlook for our effective tax rate is based on management's current assumptions with respect to, among other things, the Company's earnings, state income tax levels, tax deductions and estimated performance-based compensation activity.

(6)	Investment banking revenue, commissions, and noninterest expense consists of revenue and expenses attributable entirely to SVB Leerink.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Outlook for the Year Ending December 31, 2019”, we make forward-looking statements discussing management’s expectations for 2019 about, among other things, economic conditions; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including potential investment gains; loan growth, loan mix and loan yields; expense levels; our expected effective tax rate; and financial results (and the components of such results), including the performance results of SVB Leerink.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•
market and economic conditions (including the general condition of the capital and equity markets, and IPO, M&A and financing activity levels) and the associated impact on us (including effects on client demand for our commercial and investment banking and other financial services, as well as on the valuations of our investments);

•	changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;

•	changes in the levels of our loans, deposits and client investment fund balances;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

•
changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	variations from our expectations as to factors impacting the timing and level of employee share-based transactions;

•	variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;

•	changes in applicable accounting standards and tax laws; and

•	regulatory or legal changes or their impact on us.

For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call
On Thursday, July 25, 2019, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended June 30, 2019. The conference call can be accessed by dialing (888) 771-4371 or (847) 585-4405, and entering the confirmation number "48814269".  A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 5:30 p.m. (Pacific Time) on Thursday, July 25, 2019, through 9:59 p.m. (Pacific Time) on Sunday, August 25, 2019, and may be accessed by dialing (888) 843-7419 or (630) 652-3042 and entering the passcode "48814269#". A replay of the audio webcast will also be available on www.svb.com for 12 months beginning on July 25, 2019.

About SVB Financial Group

For more than 35 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial, investment and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at www.svb.com.

SVB Financial Group is the holding company for all business units and groups © 2019 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, SVB LEERINK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Six months ended
(Dollars in thousands, except share data)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Interest income:
Loans	$414,077	$394,144	$330,298	$808,221	$627,371
Investment securities:
Taxable	134,395	126,717	137,150	261,112	261,627
Non-taxable	10,931	10,937	7,666	21,868	12,758
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	26,364	19,216	6,187	45,580	11,943
Total interest income	585,767	551,014	481,301	1,136,781	913,699
Interest expense:
Deposits	47,150	27,907	6,270	75,057	10,367
Borrowings	9,214	10,221	8,588	19,435	17,026
Total interest expense	56,364	38,128	14,858	94,492	27,393
Net interest income	529,403	512,886	466,443	1,042,289	886,306
Provision for credit losses	23,946	28,551	29,080	52,497	57,052
Net interest income after provision for credit losses	505,457	484,335	437,363	989,792	829,254
Noninterest income:
Gains on investment securities, net	47,698	29,028	36,114	76,726	45,172
Gains on equity warrant assets, net	48,347	21,305	19,061	69,652	38,252
Client investment fees	45,744	44,482	29,452	90,226	52,327
Foreign exchange fees	38,506	38,048	34,077	76,554	67,904
Credit card fees	28,790	27,483	22,926	56,273	44,618
Deposit service charges	22,075	20,939	18,794	43,014	36,493
Lending related fees	11,213	13,937	9,528	25,150	20,263
Letters of credit and standby letters of credit fees	11,009	9,354	8,347	20,363	16,529
Investment banking revenue	48,694	49,795	—	98,489	—
Commissions	14,429	14,108	—	28,537	—
Other	17,245	11,897	14,390	29,142	26,649
Total noninterest income	333,750	280,376	192,689	614,126	348,207
Noninterest expense:
Compensation and benefits	243,172	238,061	181,955	481,233	347,761
Professional services	40,830	36,986	46,813	77,816	75,538
Premises and equipment	23,911	21,700	19,173	45,611	37,718
Net occupancy	16,687	16,048	13,288	32,735	26,904
Business development and travel	17,022	15,354	12,095	32,376	23,286
FDIC and state assessments	4,483	3,979	10,326	8,462	19,756
Other	37,417	33,536	22,089	70,953	40,193
Total noninterest expense	383,522	365,664	305,739	749,186	571,156
Income before income tax expense	455,685	399,047	324,313	854,732	606,305
Income tax expense	119,114	107,435	77,287	226,549	151,253
Net income before noncontrolling interests	336,571	291,612	247,026	628,183	455,052
Net income attributable to noncontrolling interests	(18,584)	(2,880)	(9,228)	(21,464)	(22,293)
Net income available to common stockholders	$317,987	$288,732	$237,798	$606,719	$432,759
Earnings per common share—basic	$6.12	$5.49	$4.48	$11.61	$8.17
Earnings per common share—diluted	6.08	5.44	4.42	11.51	8.05
Weighted average common shares outstanding—basic	51,954,761	52,586,950	53,064,224	52,269,108	52,974,143
Weighted average common shares outstanding—diluted	52,336,178	53,109,173	53,776,035	52,714,537	53,731,719

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	June 30, 2019	March 31, 2019	June 30, 2018
Assets:
Cash and cash equivalents	$9,020,925	$7,066,883	$2,712,101
Available-for-sale securities, at fair value (cost $7,842,667, $6,776,896, and $9,717,156, respectively)	7,940,322	6,755,094	9,593,366
Held-to-maturity securities, at cost (fair value $15,064,962, $14,996,508, and $15,493,995, respectively)	14,868,761	15,055,255	15,898,263
Non-marketable and other equity securities	1,079,749	974,979	852,505
Investment securities	23,888,832	22,785,328	26,344,134
Loans, net of unearned income	29,209,573	28,850,445	25,996,192
Allowance for loan losses	(301,888)	(300,151)	(286,709)
Net loans	28,907,685	28,550,294	25,709,483
Premises and equipment, net of accumulated depreciation and amortization	141,888	139,003	117,603
Goodwill	137,823	135,190	—
Other intangible assets, net	55,158	58,029	—
Lease right-of-use assets	156,347	164,659	—
Accrued interest receivable and other assets	1,465,081	1,260,899	984,424
Total assets	$63,773,739	$60,160,285	$55,867,745
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$39,331,489	$39,278,712	$40,593,302
Interest-bearing deposits	16,279,051	13,048,485	8,293,993
Total deposits	55,610,540	52,327,197	48,887,295
Short-term borrowings	24,252	14,455	417,246
Lease liabilities	195,326	205,167	—
Other liabilities	1,540,476	1,432,928	1,062,391
Long-term debt	696,970	696,715	695,972
Total liabilities	58,067,564	54,676,462	51,062,904
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 51,561,719 shares, 52,322,105 shares, and 53,210,627 shares issued and outstanding, respectively	52	52	53
Additional paid-in capital	1,421,565	1,394,130	1,346,586
Retained earnings	4,051,194	3,963,965	3,397,879
Accumulated other comprehensive income (loss)	81,232	(15,374)	(86,865)
Total SVBFG stockholders’ equity	5,554,043	5,342,773	4,657,653
Noncontrolling interests	152,132	141,050	147,188
Total equity	5,706,175	5,483,823	4,804,841
Total liabilities and total equity	$63,773,739	$60,160,285	$55,867,745

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	June 30, 2019			March 31, 2019			June 30, 2018
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$5,405,899	$26,364	1.96%	$4,460,378	$19,216	1.75%	$2,346,820	$6,187	1.06%
Investment securities: (2)
Available-for-sale securities:
Taxable	8,205,333	45,347	2.22	6,870,168	35,422	2.09	10,048,423	46,606	1.86
Held-to-maturity securities:
Taxable	13,350,533	89,048	2.68	13,651,311	91,295	2.71	13,969,843	90,544	2.60
Non-taxable (3)	1,572,056	13,836	3.53	1,572,647	13,844	3.57	1,142,311	9,704	3.41
Total loans, net of unearned income (4) (5)	29,406,620	414,077	5.65	28,388,072	394,144	5.63	24,858,503	330,297	5.33
Total interest-earning assets	57,940,441	588,672	4.07	54,942,576	553,921	4.09	52,365,900	483,338	3.70
Cash and due from banks	542,345			527,109			534,908
Allowance for loan losses	(311,709)			(288,927)			(280,679)
Other assets (6)	2,529,409			2,347,679			1,800,517
Total assets	$60,700,486			$57,528,437			$54,420,646
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$459,972	$100	0.09%	$545,238	$114	0.08%	$554,411	$106	0.08%
Money market deposits	12,669,422	41,249	1.31	9,073,622	21,831	0.98	6,265,809	6,021	0.39
Money market deposits in foreign offices	162,586	16	0.04	148,342	16	0.04	220,334	21	0.04
Time deposits	75,721	171	0.91	50,691	30	0.24	56,755	23	0.16
Sweep deposits in foreign offices	1,476,614	5,614	1.52	1,673,629	5,916	1.43	1,060,192	100	0.04
Total interest-bearing deposits	14,844,315	47,150	1.27	11,491,522	27,907	0.98	8,157,501	6,271	0.31
Short-term borrowings	188,998	1,195	2.54	353,389	2,205	2.53	121,098	580	1.92
3.50% Senior Notes	347,755	3,149	3.63	347,669	3,148	3.67	347,415	3,146	3.63
5.375% Senior Notes	349,048	4,870	5.60	348,882	4,868	5.66	348,399	4,861	5.60
Total interest-bearing liabilities	15,730,116	56,364	1.44	12,541,462	38,128	1.23	8,974,413	14,858	0.66
Portion of noninterest-bearing funding sources	42,210,325			42,401,114			43,391,487
Total funding sources	57,940,441	56,364	0.39	54,942,576	38,128	0.28	52,365,900	14,858	0.11
Noninterest-bearing funding sources:
Demand deposits	38,117,893			38,222,687			39,814,450
Other liabilities	1,232,464			1,330,037			908,594
SVBFG stockholders’ equity	5,477,148			5,283,808			4,581,591
Noncontrolling interests	142,865			150,443			141,598
Portion used to fund interest-earning assets	(42,210,325)			(42,401,114)			(43,391,487)
Total liabilities and total equity	$60,700,486			$57,528,437			$54,420,646
Net interest income and margin		$532,308	3.68%		$515,793	3.81%		$468,480	3.59%
Total deposits	$52,962,208			$49,714,209			$47,971,951
Average SVBFG stockholders’ equity as a percentage of average assets			9.02%			9.18%			8.42%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(2,905)			(2,907)			(2,037)
Net interest income, as reported		$529,403			$512,886			$466,443

(1)
Includes average interest-earning deposits in other financial institutions of $0.9 billion, $0.8 billion and $0.9 billion; and $3.7 billion, $2.8 billion and $1.3 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate, for the quarters ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $44.1 million, $36.7 million and $37.8 million for the quarters ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively.

(6)
Average investment securities of $1.0 billion, $913 million and $773 million for the quarters ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other equity securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Six months ended
	June 30, 2019			June 30, 2018
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$4,935,751	$45,580	1.86%	$2,529,384	$11,943	0.95%
Investment securities: (2)
Available-for-sale securities:
Taxable	7,541,439	80,769	2.16	10,396,533	94,582	1.83
Held-to-maturity securities:
Taxable	13,500,091	180,343	2.69	13,196,969	167,045	2.55
Non-taxable (3)	1,572,350	27,680	3.55	981,458	16,149	3.32
Total loans, net of unearned income (4) (5)	28,900,160	808,221	5.64	24,335,762	627,371	5.20
Total interest-earning assets	56,449,791	1,142,593	4.08	51,440,106	917,090	3.60
Cash and due from banks	534,769			467,954
Allowance for loan losses	(300,381)			(271,931)
Other assets (6)	2,439,055			1,763,487
Total assets	$59,123,234			$53,399,616
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$502,369	$216	0.09%	$581,399	$222	0.08%
Money market deposits	10,881,455	63,080	1.17	6,301,677	9,876	0.32
Money market deposits in foreign offices	155,503	31	0.04	200,922	39	0.04
Time deposits	63,275	200	0.64	51,919	36	0.14
Sweep deposits in foreign offices	1,574,577	11,530	1.48	1,020,487	194	0.04
Total interest-bearing deposits	13,177,179	75,057	1.15	8,156,404	10,367	0.26
Short-term borrowings	270,740	3,399	2.53	116,605	1,014	1.75
3.50% Senior Notes	347,712	6,298	3.65	347,373	6,291	3.65
5.375% Senior Notes	348,966	9,738	5.63	348,321	9,721	5.63
Total interest-bearing liabilities	14,144,597	94,492	1.35	8,968,703	27,393	0.62
Portion of noninterest-bearing funding sources	42,305,194			42,471,403
Total funding sources	56,449,791	94,492	0.34	51,440,106	27,393	0.11
Noninterest-bearing funding sources:
Demand deposits	38,170,001			38,887,766
Other liabilities	1,280,981			930,193
SVBFG stockholders’ equity	5,381,022			4,473,729
Noncontrolling interests	146,633			139,225
Portion used to fund interest-earning assets	(42,305,194)			(42,471,403)
Total liabilities and total equity	$59,123,234			$53,399,616
Net interest income and margin		$1,048,101	3.74%		$889,697	3.49%
Total deposits	$51,347,180			$47,044,170
Average SVBFG stockholders’ equity as a percentage of average assets			9.10%			8.38%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(5,812)			(3,391)
Net interest income, as reported		$1,042,289			$886,306

(1)
Includes average interest-earning deposits in other financial institutions of $0.8 billion and $1.1 billion for the six months ended June 30, 2019 and 2018, respectively. The balance also includes $3.3 billion and $1.3 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate for the six months ended June 30, 2019 and 2018, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.

(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $80.8 million and $67.7 million for the six months ended June 30, 2019 and 2018, respectively.

(6)
Average investment securities of $963 million and $780 million for the six months ended June 30, 2019 and 2018, respectively, were classified as other assets as they are noninterest-earning assets. These investments consisted primarily of non-marketable and other equity securities.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Six months ended
(Shares in thousands)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Weighted average common shares outstanding—basic	51,955	52,587	53,064	52,269	52,974
Effect of dilutive securities:
Stock options and employee stock purchase plan	235	297	400	254	408
Restricted stock units	146	225	312	192	350
Total effect of dilutive securities	381	522	712	446	758
Weighted average common shares outstanding—diluted	52,336	53,109	53,776	52,715	53,732
SVB Financial and Bank Capital Ratios

	June 30, 2019	March 31, 2019	June 30, 2018
SVB Financial:
CET 1 risk-based capital ratio	12.92%	12.89%	12.92%
Tier 1 risk-based capital ratio	13.08	13.04	13.10
Total risk-based capital ratio	13.97	13.94	14.03
Tier 1 leverage ratio	8.82	9.10	8.81
Tangible common equity to tangible assets ratio (1)	8.43	8.59	8.34
Tangible common equity to risk-weighted assets ratio (1)	13.12	12.86	12.68
Silicon Valley Bank:
CET 1 risk-based capital ratio	12.50%	12.35%	11.76%
Tier 1 risk-based capital ratio	12.50	12.35	11.76
Total risk-based capital ratio	13.44	13.29	12.72
Tier 1 leverage ratio	8.17	8.38	7.72
Tangible common equity to tangible assets ratio (1)	7.91	7.99	7.39
Tangible common equity to risk-weighted assets ratio (1)	12.71	12.32	11.52

(1)	These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	June 30, 2019	March 31, 2019	June 30, 2018
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software/internet	$2,137,296	$2,214,091	$2,110,768
Hardware	707,571	600,152	622,187
Private equity/venture capital	10,528,120	10,353,039	8,727,107
Life science/healthcare	994,340	1,172,301	805,240
Premium wine (1)	79,474	87,586	59,434
Other	48,285	51,284	34,728
Total commercial loans	14,495,086	14,478,453	12,359,464
Real estate secured loans:
Premium wine (1)	151,695	134,445	110,721
Consumer (2)	—	—	—
Other	—	—	—
Total real estate secured loans	151,695	134,445	110,721
Construction loans	21,145	—	—
Consumer loans (2)	166,133	155,888	157,329
Total loans individually equal to or greater than $20 million	$14,834,059	$14,768,786	$12,627,514
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software/internet	$3,907,054	$4,073,276	$4,181,020
Hardware	629,627	665,930	659,246
Private equity/venture capital	4,160,218	3,962,621	3,505,898
Life science/healthcare	1,453,423	1,421,613	1,353,096
Premium wine	156,654	168,498	139,375
Other	390,952	241,262	294,532
Total commercial loans	10,697,928	10,533,200	10,133,167
Real estate secured loans:
Premium wine	602,316	625,175	575,520
Consumer	2,805,321	2,675,719	2,477,871
Other	39,816	40,223	41,477
Total real estate secured loans	3,447,453	3,341,117	3,094,868
Construction loans	92,855	112,643	65,286
Consumer loans	298,108	264,773	239,947
Total loans individually less than $20 million	$14,536,344	$14,251,733	$13,533,268
Total gross loans	$29,370,403	$29,020,519	$26,160,782
Loans individually equal to or greater than $20 million as a percentage of total gross loans	50.5%	50.9%	48.3%
Total clients with loans individually equal to or greater than $20 million	362	356	318
Loans individually equal to or greater than $20 million on nonaccrual status	$—	$76,385	$28,202

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

(Dollars in thousands, except ratios)	June 30, 2019	March 31, 2019	June 30, 2018
Gross nonaccrual, past due, and restructured loans:
Nonaccrual loans	$96,641	$133,623	$124,842
Loans past due 90 days or more still accruing interest	111	2,148	462
Total nonperforming loans	96,752	135,771	125,304
OREO and other foreclosed assets	—	—	—
Total nonperforming assets	$96,752	$135,771	$125,304
Nonperforming loans as a percentage of total gross loans	0.33%	0.47%	0.48%
Nonperforming assets as a percentage of total assets	0.15	0.23	0.22
Allowance for loan losses	$301,888	$300,151	$286,709
As a percentage of total gross loans	1.03%	1.03%	1.10%
As a percentage of total gross nonperforming loans	312.02	221.07	228.81
Allowance for loan losses for nonaccrual loans	$53,067	$61,225	$53,677
As a percentage of total gross loans	0.18%	0.21%	0.21%
As a percentage of total gross nonperforming loans	54.85	45.09	42.84
Allowance for loan losses for total gross performing loans	$248,821	$238,926	$233,032
As a percentage of total gross loans	0.85%	0.82%	0.89%
As a percentage of total gross performing loans	0.85	0.83	0.90
Total gross loans	$29,370,403	$29,020,519	$26,160,782
Total gross performing loans	29,273,651	28,884,748	26,035,478
Allowance for unfunded credit commitments (1)	62,664	57,970	54,104
As a percentage of total unfunded credit commitments	0.30%	0.29%	0.29%
Total unfunded credit commitments (2)	$20,952,069	$20,267,529	$18,728,360

(1)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds(1)

	Three months ended			Six months ended
(Dollars in millions)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Sweep money market funds	$40,017	$39,805	$30,164	$39,911	$28,148
Client investment assets under management (2)	40,825	39,247	33,443	40,036	32,071
Repurchase agreements	8,810	8,362	7,705	8,586	7,626
Total average client investment funds	$89,652	$87,414	$71,312	$88,533	$67,845

Period-end Off-Balance Sheet Client Investment Funds(1)

	Period-end balances at
(Dollars in millions)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Sweep money market funds	$40,008	$40,686	$38,348	$36,067	$31,859
Client investment assets under management (2)	41,614	39,376	39,214	37,649	35,509
Repurchase agreements	9,873	8,120	8,422	8,369	8,406
Total period-end client investment funds	$91,495	$88,182	$85,984	$82,085	$75,774

(1)	Off-Balance sheet client investment funds are maintained at third-party financial institutions.

(2)	These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP core fee income including investment banking revenue and commissions, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other equity securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

Additionally, from time to time, we may make reference to the non-GAAP financial metric of Core EPS in our earnings call and other investor presentations. Non-GAAP Core EPS consists of our net income available to common stockholders less gains or losses on investment securities and equity warrant assets, net of tax, divided by our diluted weighted average common shares outstanding. Our management believes this measure to be a useful assessment of our performance as it relates to our core business because it excludes certain financial items where performance is typically subject to market or other conditions beyond our control. A reconciliation of Core EPS to the closest corresponding GAAP measure is not available with respect to future goals due to our inability to provide a quantitative reconciliation to such measure.
In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•
Non-GAAP core fee income including investment banking revenue and commissions — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control, as well as our investment banking revenue and commissions, and includes client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit and standby letters of credit fees. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets, investment banking revenue, commissions and other noninterest income items.

•
Non-GAAP core operating efficiency ratio — This ratio excludes income and expenses related to SVB Leerink and certain financial items where performance is typically subject to market or other conditions beyond our control. It is calculated by dividing noninterest expense after adjusting for noninterest expense attributable to SVB Leerink by total revenue after adjusting for net interest income attributable to SVB Leerink, net gains or losses on investment securities and equity warrant assets, investment banking revenue and commissions. Additionally, noninterest expense and total revenue are adjusted for income or losses and expenses attributable to noncontrolling interests and adjustments to net interest income for a taxable equivalent basis. This ratio is used by management to evaluate the operating efficiency of our core banking business.

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

	Three months ended					Six months ended
Non-GAAP core fee income including investment banking revenue and commissions and non-GAAP core fee income (Dollars in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018
GAAP noninterest income	$333,750	$280,376	$186,707	$210,070	$192,689	$614,126	$348,207
Less: gains on investment securities, net	47,698	29,028	10,729	32,193	36,114	76,726	45,172
Less: net gains on equity warrant assets	48,347	21,305	16,749	34,141	19,061	69,652	38,252
Less: other noninterest income	17,245	11,897	13,187	12,022	14,390	29,142	26,649
Non-GAAP core fee income including investment banking revenue and commissions	$220,460	$218,146	$146,042	$131,714	$123,124	$438,606	$238,134
Less: investment banking revenue	48,694	49,795	—	—	—	98,489	—
Less: commissions	14,429	14,108	—	—	—	28,537	—
Non-GAAP core fee income	$157,337	$154,243	$146,042	$131,714	$123,124	$311,580	$238,134

	Three months ended					Six months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018
GAAP net gains on investment securities	$47,698	$29,028	$10,729	$32,193	$36,114	$76,726	$45,172
Less: income attributable to noncontrolling interests, including carried interest allocation	18,598	3,436	8,965	6,641	9,672	22,034	22,577
Non-GAAP net gains on investment securities, net of noncontrolling interests	$29,100	$25,592	$1,764	$25,552	$26,442	$54,692	$22,595

	Three months ended					Six months ended
Non-GAAP core operating efficiency ratio (Dollars in thousands, except ratios)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018
GAAP noninterest expense	$383,522	$365,664	$307,592	$309,445	$305,739	$749,186	$571,156
Less: expense attributable to noncontrolling interests	168	379	173	154	227	547	195
Non-GAAP noninterest expense, net of noncontrolling interests	383,354	365,285	307,419	309,291	305,512	748,639	570,961
Less: expense attributable to SVB Leerink	61,935	60,540	—	—	—	122,475	—
Non-GAAP noninterest expense, net of noncontrolling interests and SVB Leerink	$321,419	$304,745	$307,419	$309,291	$305,512	$626,164	$570,961

GAAP net interest income	$529,403	$512,886	$514,460	$493,222	$466,443	$1,042,289	$886,306
Adjustments for taxable equivalent basis	2,905	2,907	2,952	2,858	2,037	5,812	3,391
Non-GAAP taxable equivalent net interest income	532,308	515,793	517,412	496,080	468,480	1,048,101	889,697
Less: income attributable to noncontrolling interests	16	11	1	10	10	27	19
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	532,292	515,782	517,411	496,070	468,470	1,048,074	889,678
Less: net interest income attributable to SVB Leerink	242	442	—	—	—	684	—
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests and SVB Leerink	$532,050	$515,340	$517,411	$496,070	$468,470	$1,047,390	$889,678

GAAP noninterest income	$333,750	$280,376	$186,707	$210,070	$192,689	$614,126	$348,207
Less: income attributable to noncontrolling interests, including carried interest allocation	18,736	3,248	8,839	6,692	9,445	21,984	22,469
Non-GAAP noninterest income, net of noncontrolling interests	315,014	277,128	177,868	203,378	183,244	592,142	325,738
Less: Non-GAAP net gains on investment securities, net of noncontrolling interests	29,100	25,592	1,764	25,552	26,442	54,692	22,595
Less: net gains on equity warrant assets	48,347	21,305	16,749	34,141	19,061	69,652	38,252
Less: investment banking revenue	48,694	49,795	—	—	—	98,489	—
Less: commissions	14,429	14,108	—	—	—	28,537	—
Non-GAAP noninterest income, net of noncontrolling interests and net of net gains on investment securities, net gains on equity warrant assets, investment banking revenue and commissions	$174,444	$166,328	$159,355	$143,685	$137,741	$340,772	$264,891

GAAP total revenue	$863,153	$793,262	$701,167	$703,292	$659,132	$1,656,415	$1,234,513
Non-GAAP taxable equivalent revenue, net of noncontrolling interests, SVB Leerink, net of net gains on investment securities, net gains on equity warrant assets, investment banking revenue and commissions	$706,494	$681,668	$676,766	$639,755	$606,211	$1,388,162	$1,154,569

GAAP operating efficiency ratio	44.43%	46.10%	43.87%	44.00%	46.39%	45.23%	46.27%
Non-GAAP core operating efficiency ratio	45.49	44.71	45.42	48.35	50.40	45.11	49.45

	Period-end balances at
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests (Dollars in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
GAAP non-marketable and other equity securities	$1,079,749	$974,979	$941,104	$896,249	$852,505
Less: amounts attributable to noncontrolling interests	148,270	134,130	134,962	130,995	130,216
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests	$931,479	$840,849	$806,142	$765,254	$722,289

	Period-end balances at
SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
GAAP SVBFG stockholders’ equity	$5,554,043	$5,342,773	$5,116,209	$4,924,369	$4,657,653
Less: intangible assets	192,981	193,219	—	—	—
Tangible common equity	$5,361,062	$5,149,554	$5,116,209	$4,924,369	$4,657,653
GAAP total assets	$63,773,739	$60,160,285	$56,927,979	$58,139,734	$55,867,745
Less: intangible assets	192,981	193,219	—	—	—
Tangible assets	$63,580,758	$59,967,066	$56,927,979	$58,139,734	$55,867,745
Risk-weighted assets	$40,849,005	$40,048,892	$38,527,853	$37,889,139	$36,727,118
Tangible common equity to tangible assets	8.43%	8.59%	8.99%	8.47%	8.34%
Tangible common equity to risk-weighted assets	13.12	12.86	13.28	13.00	12.68

	Period-end balances at
Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Tangible common equity	$4,936,520	$4,696,564	$4,554,814	$4,260,685	$4,068,918
Tangible assets	$62,380,814	$58,774,326	$56,047,134	$57,245,029	$55,035,371
Risk-weighted assets	$38,826,914	$38,132,316	$37,104,080	$36,424,091	$35,326,564
Tangible common equity to tangible assets	7.91%	7.99%	8.13%	7.44%	7.39%
Tangible common equity to risk-weighted assets	12.71	12.32	12.28	11.70	11.52